Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                                 (303) 422-8127
                               (303) 431-1567 Fax


                                December 23, 2010



Karl Hiller
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7010

        Re:   Gulfstar Energy Corporation
              Form 10-K for the Year Ended December 31, 2009
              Filed On March 29, 2010
              File No. 333-151398


Dear Ms. Hiller:

We are in receipt of your comment letter, dated December 14, 2010, regarding the above referenced filing. Gulfstar Energy Corporation intends to file a response to your comment letter no later than January 7, 2011.



                                   Sincerely,


                                   /s/ Michael A. Littman
                                   ----------------------
                                       Michael A. Littman



MAL:kjk

Cc:      Gulfstar Energy Corporation